Exhibit 2

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

FINANCIAL STATEMENTS

AND SUPPLEMENTAL SCHEDULE

TOGETHER WITH REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2011 AND 2010

MORRIS, DAVIS & CHAN LLP

Certified Public Accountants

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm	1

Audited Financial Statements:

Statements of Net Assets Available for Plan Benefits as of December 31, 2011 and 2010	2

Statements of Changes in Net Assets Available for Plan Benefits for the Years Ended December 31, 2011 and 2010	3

Notes to Financial Statements	4-13

Supplemental Schedule*

Schedule H, Line 4i - Schedule of Assets Held as of December 31, 2011	14

*	There are no other supplemental schedules required to be filed by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA.

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Plan Administrator

CMI Western Wage Agreements 401(k) Plan

We have audited the accompanying statements of net assets available for benefits of the CMI Western Wage Agreements 401(k) Plan (the Plan) as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held as of December 31, 2011 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Morris, Davis & Chan LLP

Oakland, California

June 19, 2012

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS
Investments, at fair value
Chevron Corporation common stock	$400,371	$638,000
Collective investment fund	3,577,722	3,283,638
Mutual funds	5,267,741	6,159,126

Total investments	9,245,834	10,080,764
Noninterest-bearing cash	2,560	2,560
Other receivables	25	50

Total assets	9,248,419	10,083,374

LIABILITIES
Administrative expenses payable	50	—

Total liabilities	50	—

NET ASSETS REFLECTING ALL INVESTMENTS AT FAIR VALUE	9,248,369	10,083,374
Adjustment from fair value to contract value for fully benefit-responsive investment contract	(90,798)	—

NET ASSETS AVAILABLE FOR BENEFITS	$9,157,571	$10,083,374

See accompanying notes to financial statements

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
ADDITIONS
Contributions
Participant	$799,313	$761,844
Participant rollovers	2,756	—
Employer	—	132,081

	802,069	893,925

Investment income
Net (depreciation) appreciation in fair value investments	(132,662)	743,346
Dividend and interest income	141,263	174,148

	8,601	917,494

Other income	2,050	16,405

Total additions	812,720	1,827,824

DEDUCTIONS
Distributions to participants	1,736,335	1,533,575
Administrative expenses	2,188	470

Total deductions	1,738,523	1,534,045

NET (DECREASE) INCREASE	(925,803)	293,779
NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	10,083,374	9,789,595

End of year	$9,157,571	$10,083,374

See accompanying notes to financial statements

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

A.	DESCRIPTION OF PLAN

The following description of the CMI Western Wage Agreements 401(k) Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan sponsored by Chevron Mining Inc. (the Company and Plan Sponsor). The original Plan was established effective October 1, 1996 by the Company for the benefit of its employees to qualify under Section 401(k) of the Internal Revenue Code (the Code). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. The Company is the Plan administrator and has appointed an employee to perform the duties of the Plan administrator. The assets of the Plan are maintained in a trust fund administered under a trust agreement with Merrill Lynch Bank & Trust Co., FSB (Merrill Lynch or the Trustee).

The issuance of shares of Chevron Corporation common stock (Chevron common stock) under the Plan have been registered on a registration statement on Form S-8 filed with the U.S. Securities Exchange Commission (the SEC) on October 26, 2009. On October 27, 2009, Chevron Corporation filed with the SEC a registration statement on Form S-3, as amended on December 1, 2009 and December 15, 2009, offering to rescind the purchase of shares of Chevron common stock by persons who acquired such shares through the Plan from February 21, 2008 through October 23, 2009. The shares subject to the rescission offer may have been deemed not to have been properly registered with the SEC for offer and sale to Plan participants under the Securities Act of 1933, as amended. The Company made additional contribution of $132,081 in 2010 for the rescission of the Chevron common stock by affected participants.

Eligibility

The Plan is a trusteed 401(k) salary deferral plan covering all hourly paid employees represented by the Kemmerer Mine United Workers of America, Local 1307 and McKinley Mine United Workers of America, Local 1332. Employees, who are age 18 or older, are eligible to participate in the Plan on the first date of their employment.

Contributions

Each participant has the option to make before-tax contributions to the Plan subject to Plan and Internal Revenue Service limitations. Participants may change their elective deferral percentages and may terminate their elective deferrals at any time. The Company makes no contributions to the Plan.

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

A.	DESCRIPTION OF PLAN (Continued)

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocation of Plan earnings and losses. Allocation is based on participant account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account balance.

Vesting

Participants are immediately vested in their contributions.

Payment of Benefits

Employees over the age of 59 1/2 may elect to withdraw funds from the Plan prior to termination of employment or retirement. On termination of service, a participant may receive the value of his or her account in a lump sum payment, or in monthly installments over various periods or life, provided that the participant is of retirement age as specified by the Internal Revenue Code. Participants with account balances greater than $1,000 have the option of leaving their accounts within the Plan after termination. There were no distributions considered payable as of December 31, 2011 and 2010.

Investment Alternatives

The participants of the Plan may currently choose among 15 investment alternatives that are managed by Merrill Lynch. These investment alternatives consist of 13 mutual funds (the Funds) that include an international hybrid fund, a large capital growth fund, a domestic hybrid fund, an intermediate term bond fund, a large blended equity fund, a domestic stock index fund, a foreign stock growth fund, a mid capital growth fund, a large capital emerging growth fund, a collective investment fund, and effective October 26, 2009 Chevron Corporation common stock. Allocations of earnings and losses are based on the participants’ account balances in each fund.

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Pronouncements

Accounting Pronouncement Issued and Adopted – In January 2010, Accounting Standard Update (ASU) 2010-06, Improving Disclosures about Fair Value Measurements, expanded the required disclosures about fair value measurements. ASU 2010-06 requires separate disclosure of significant transfers into and out of Level 1 and Level 2, along with reasons for such transfers; and presentation of fair value disclosures by “nature and risk” class for all fair value assets and liabilities effective for 2010 reporting;

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Pronouncements (Continued)

and presentation of gross purchases, sales, issuances, and settlements separately in the Level 3 reconciliation effective beginning with 2011 reporting. The Plan’s financial statements are presented to conform to the applicable requirements of ASU 2010-06. See Note D – Fair Value Measurements.

Accounting Pronouncement Issued but Not Yet Adopted – In May 2011, the Financial Accounting Standards Board issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, to converge U.S. generally accepted accounting principles (GAAP) and International Financial Reporting Standards on fair value measurements and disclosures. The amended guidance changes several aspects of the fair value measurement guidance in Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, including information about valuation techniques and unobservable inputs used in Level 3 fair value measurements and a narrative description of the sensitivity of Level 3 measurements to changes in unobservable inputs. The amended guidance must be applied prospectively and is effective beginning after December 15, 2011. ASU 2011-04 will not impact the Plan’s financial statements as there are no Level 3 investments held.

Basis of Accounting

The financial statements are prepared on the accrual basis of accounting in accordance with GAAP. Revenues are recognized as earned. Distributions to participants are recorded when paid. All other expenses are recorded as incurred.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Net appreciation (depreciation) in fair value of investments includes realized gains (losses) and unrealized appreciation (depreciation).

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fully Benefit-Responsive Contracts – The collective investment fund, which invests primarily in guaranteed investment contracts, and has a fully-benefit responsive feature, is recorded at fair value and adjusted to contract value, which represents contributions made under the contract, plus interest earned, less withdrawals and administrative expenses. As described in ASC 962, Defined Contribution Pension Plans, investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by ASC 962, the Statements of Net Assets Available for Benefits present the fair value of the investment contracts from fair value to contract value. The Statements of Changes in Net Assets Available for Benefits are prepared on a contract value basis.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the cash basis, which approximates the accrual basis. Dividends are recorded on the ex-dividend date.

C.	INVESTMENTS

The following broad range of investment options were available to participants:

Core Funds:

Fund Name	Fund Type
Chevron Corporation Common Stock	Company Stock
Wells Fargo Stable Value Fund effective February 2011	Stable Value
Bank of America N.A. Retirement Preservation Trust prior to its termination and redemption in February 2011	Stable Value
Ivy Balanced Fund	Balanced
BlackRock Global Allocation Fund	Large Cap Blend
BlackRock Capital Appreciation Fund (formerly BlackRock Fundamental Growth Fund)	Large Cap Growth
Invesco Van Kampen American Franchise Fund (formerly Invesco Van Kampen Capital Growth Fund)*	Large Cap Growth
Victory Diversified Stock Fund	Large Cap Growth

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

C.	INVESTMENTS (Continued)

Fund Name	Fund Type
American Funds Washington Mutual Investor Fund	Large Cap Value
BlackRock S&P 500 Index Fund	Large Cap Stock
Invesco International Growth Fund*	International Equity
Dreyfus Opportunistic Midcap Value Fund	Mid-Cap Value
MFS New Discovery Fund	Small Cap Growth
Victory Small Company Opportunity Fund	Small Cap Value
MFS Government Securities Fund	Fixed Income
PIMCO Total Return Fund	Fixed Income

*	As a result of Invesco’s June 1, 2010 acquisition of Morgan Stanley’s retail asset management business, Invesco was added to Van Kampen fund names and AIM funds replaced the AIM name with Invesco.

The fair value of investments that represent 5% or more of the Plan’s net assets as of December 31, 2011 and 2010 are as follows:

	2011		2010
Common stock:
Chevron Corporation	$—	(1)	$638,000
Collective investment fund:
Wells Fargo Stable Value Fund at contract value	3,486,924		—	(4)
Bank of America N.A. Retirement Preservation
Trust at contract value	—	(2)	3,283,638
Mutual funds:
BlackRock Global Allocation Fund	1,368,005		1,614,902
BlackRock Capital Appreciation Fund (formerly BlackRock Fundamental Growth Fund)	1,175,836		1,442,757
PIMCO Total Return Fund	579,638		685,675
BlackRock Balanced Capital Fund	—	(3)	596,469
Ivy Balanced Fund	534,331		—	(4)

(1)	Investment was below 5% of the Plan’s net asset at year-end.
(2)	Investment was terminated in February 2011 and the Plan’s units of participation were redeemed at the net asset value per unit of $1.00.
(3)	Investment was discontinued in 2011.
(4)	Not an investment option in 2010.

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

C.	INVESTMENTS (Continued)

For the years ended December 31, 2011 and 2010, the Plan’s investments (including gains and losses on investment bought and sold, as well as held during the year) (depreciated) appreciated in value by $(132,662) and $743,346, respectively, as follows.

	2011	2010
Common stock	$106,842	$118,851
Collective investment fund	(295,058)	—
Mutual funds	55,554	624,495

Net (depreciation) appreciation in fair value of investments	$(132,662)	$743,346

D.	FAIR VALUE MEASUREMENTS

ASC 820 establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2:	Inputs to the valuation methodology include:

• Quoted prices for similar assets or liabilities in active markets;

• Quoted prices for identical or similar assets or liabilities in inactive markets;

• Inputs other than quoted prices that are observable for the asset or liability; and

• Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

D.	FAIR VALUE MEASUREMENTS (Continued)

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value. There have been no changes in the methodologies used at December 31, 2011 and 2010.

•	Common stocks are valued at the closing price reported on the active market on which the individual securities are traded.

•

Collective investment fund is valued at the net asset value of units of participation held by the Plan. The value of the underlying assets of the collective investment fund is calculated based on quoted market prices or other observable inputs.

•	Mutual funds are valued at the net asset value of shares held by the Plan.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables set forth by level, within the fair value hierarchy, the Plan’s investment at fair value as of December 31, 2011 and 2010:

	Investments at Fair Value as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Common stock	$400,371	$—	$—	$400,371
Collective investment fund	—	3,577,722	—	3,577,722
Mutual funds:
Equity funds	3,198,418	—	—	3,198,418
Fixed income funds	701,318	—	—	701,318
Allocation fund	1,368,005	—	—	1,368,005

Investments, at fair value	$5,668,112	$3,577,722	$—	$9,245,834

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

D.	FAIR VALUE MEASUREMENTS (Continued)

	Investments at Fair Value as of December 31, 2010
	Level 1	Level 2	Level 3	Total
Common stock	$638,000	$—	$—	$638,000
Collective investment fund	—	3,283,638	—	3,283,638
Mutual funds:
Equity funds	3,748,412	—	—	3,748,412
Fixed income funds	795,812	—	—	795,812
Allocation fund	1,614,902	—	—	1,614,902

Investments, at fair value	$6,797,126	$3,283,638	$—	$10,080,764

E.	TRUSTEE AND ADMINISTRATIVE SERVICES

Certain trustee administrative and recordkeeping fees are paid by the Plan. The Plan incurred $2,188 and $470 for trustee fees during 2011 and 2010, respectively. These fees are included in the accompanying financial statements. The Company, at its election, pays other Plan administrative and accounting fees. The Company incurred $14,155 and $14,332 for other administrative and accounting fees during the years ended December 31, 2011 and 2010, respectively. These fees are not reflected in the accompanying financial statements.

F.	PLAN TERMINATION

Although it does not intend to do so, the Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA.

G.	TAX STATUS

The Plan obtained its latest determination letter on July 8, 2010, in which the Internal Revenue Service (IRS) stated that the Plan, as then designed, was in compliance with the applicable requirements of the Code. The IRS audit of the Plan’s annual report and records for plan year 2008 is still ongoing. To date, no issues have been asserted since the IRS audit started in March 2010. The Plan administrator and the Plan’s tax counsel believe that the Plan, is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

G.	TAX STATUS (Continued)

GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain tax position that would not meet the more likely than not standard and be sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2011, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2008.

H.	RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

I.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The Plan files its Form 5500 on the cash basis. The following is a reconciliation of the financial statements to the Form 5500 as of and for the years ended December 31, 2011 and 2010:

	Net Assets	Change in Net Assets
As of and for the year ended December 31, 2011:
Per financial statements	$9,157,571	$(925,803)
Adjustment from contract value to fair value for fully benefit-responsive investment contract	90,798	90,798
Other receivable	(25)	25
Administrative expenses payable	50	50

Per Form 5500	$9,248,394	$(834,930)

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

I.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500 (Continued)

	Net Assets	Change in Net Assets
As of and for the year ended December 31, 2010:
Per financial statements	$10,083,374	$293,779
Adjustment from contract value to fair value for fully benefit-responsive investment contract	—	239,612
Contributions receivable	—	31,862
Other receivable	(50)	(50)
Other payable	—	(8,626)
Administrative expenses payable	—	(2,824)

Per Form 5500	$10,083,324	$553,753

J.	SUBSEQUENT EVENTS

The Plan’s financial statements have been evaluated for subsequent events or transactions. The Company determined that there are no subsequent events or transactions that require disclosure to or adjustment in the financial statements except as noted below:

•

Effective February 1, 2012, the Company finalized the sale of the Kemmerer Mine to Westmoreland Coal Company. Former employees of the Company represented by Kemmerer Mine United Workers of America, Local 1307 became employees of Westmoreland Coal Company. Due to the ongoing IRS audit of the Plan’s annual report and records for the year ended December 31, 2008, the Company has retained the Plan until the IRS completes the audit and issues a determination letter regarding the outcome of the audit.

CMI WESTERN WAGE AGREEMENTS 401(k) PLAN

EIN 44-0658937 PLAN NO. 004

SCHEDULE OF ASSETS HELD

DECEMBER 31, 2011

( a )	( b ) Identity of Issue, Borrower, Lessor, or Similar Party	( c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	( e ) Current Value
*	Chevron Corporation Common Stock	Common stock	$400,371
	Wells Fargo Stable Value Fund	Collective Investment Fund	3,577,722
	BlackRock Global Allocation Fund	Mutual Fund	1,368,005
	BlackRock Capital Appreciation Fund (formerly BlackRock Fundamental Growth Fund)	Mutual Fund	1,175,836
	PIMCO Total Return Fund	Mutual Fund	579,638
	Ivy Balanced Fund	Mutual Fund	534,331
	American Funds Washington Mutual Investor Fund	Mutual Fund	356,011
	Invesco International Growth Fund	Mutual Fund	344,308
	Victory Diversified Stock Fund	Mutual Fund	224,596
	Invesco Van Kampen American Franchise Fund (formerly Invesco Van Kampen Capital Growth Fund)	Mutual Fund	157,805
	BlackRock S&P 500 Index Fund	Mutual Fund	135,891
	MFS Government Securities Fund	Mutual Fund	121,680
	Victory Small Company Opportunity Fund	Mutual Fund	94,233
	MFS New Discovery Fund	Mutual Fund	92,654
	Dreyfus Opportunistic Midcap Value Fund	Mutual Fund	82,753

			$9,245,834

*	Investment with parties-in-interest as defined under ERISA.

Column (d) was omitted as all investments are participant-directed.